EXHIBIT 4



SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-      )

Filings Under the Public Utility Holding Company Act of 1935
("Act")

____________, 1997


                  Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.
                  Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __________, 1997 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or





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declaration(s), as filed or amended, may be granted and/or
permitted to become effective.

Public Service Company of Oklahoma (70-7601)

         Public Service Company of Oklahoma ("PSO") proposes to purchase power conditioning products from Meter Treater, Inc. and A.E. Products, Inc., which manufacture the Meter-Treater brand of power surge protectors, installed between the electric power line and the electric meter, and from EDCO Telecommunications and Data Communications, which manufactures power surge protectors, installed at electrical outlets (such power surge protection products, as the same may be further developed or changed by the manufacturers thereof, being referred to herein as the "Products"). The Products provide protection to equipment (including computers, appliances and telecommunications and manufacturing equipment) in the event of power surges caused by lightning or other disturbances in or to the production, transmission and distribution of electricity. PSO may in the future purchase Products from suppliers other than Meter-Treater, Inc., A.E. Products, Inc. and EDCO Telecommunications and Data Communications if PSO determines that such other suppliers are competitive with the aforementioned suppliers in terms of Product quality or price.
         The Products would be marketed by PSO through direct mail and other advertisements and telemarketing conducted by PSO personnel or independent telemarketing firms. PSO would enter into arrangements whereby Kenick Incorporated ("Kenick") would provide (directly and through subcontractors) for the maintenance


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and control of Product inventory, the installation of Products ordered by customers, training and technical assistance to PSO, customers and subcontractors as needed, and responses to customer inquiries as to service, Product performance and related matters. In addition to or in lieu of Kenick's performance of such services, PSO may engage in such activities directly or make arrangements with other vendors that PSO determines to be competitive with Kenick in terms of service quality or price.
         Kenick or other vendors will charge PSO for services at rates agreed upon from time-to-time. PSO will offer customers purchase options and lease/purchase options at varying rates depending on the equipment ordered and payment plan selected.
         PSO currently anticipates that it will make expenditures of approximately $700,000 (including start-up expenses), $1,100,000 and $1,200,000 during the first three years of marketing and selling the Products and will realize revenues in those periods of approximately $600,000, $1,150,000 and $1,200,000.
         PSO believes that implementation of the proposed power conditioning program described above will enable it to provide systems and services to solve its customers' power quality problems. In addition, PSO believes that the proposed power conditioning program can be operated at margins that would provide PSO with a positive cash flow and a reasonable rate of return.